LookSmart Announces Receipt of NASDAQ Bid Price Deficiency Letter

SAN FRANCISCO, CA (March 12, 2010) - LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising solutions company, today announced that on March 9, 2010 it received a notice from the NASDAQ staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on the NASDAQ Stock Market set forth in Listing Rule 5450(a). The letter also states that the Company has a grace period of 180 days to regain compliance as set forth in Listing Rule 5810(c). The letter further states that if at anytime during this grace period the bid price of the Company's security closes at $1.00 per share or more for a minimum of ten consecutive business days, the Staff will provide a written confirmation of compliance and this matter will be closed. In the event the Company does not regain compliance prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting.

The Company is currently considering its options in order to comply with the $1.00 minimum bid price rule within the aforementioned grace period.

About LookSmart

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

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ICR, Inc.

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john.mills@icrinc.com